Exhibit 10.1

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

July 13th, 2009

SUPPLY AGREEMENT

Parties

Alchemia Oncology Pty Limited

ACN 058 390 953

Novozymes Biopharma DK A/S

Contents

1.	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	4

2.	Supply		4
	2.1	Novozymes as exclusive supplier	4
	2.2	Commencement of exclusivity obligation	5
	2.3	Supply handover process	5
	2.4	Novozymes capacity	5
	2.5	Plant completion	6
	2.6	Re-supply	6
	2.7	Standby Supply Agreement	6

3.	Long term forecast delivery planning		6
4.	Orders		6
5.	Delivery		7
6.	Safety stock		8
7.	Delays		8
8.	Use		8

9.	Regulatory issues		9
	9.1	Assistance with approvals	9
	9.2	Regulatory responsibilities	9
	9.3	Payment of bridging study costs	9

10.	Price		9
	10.1	Most favoured price	9
	10.2	Price of HyaCare	9
11.	Payments		10
12.	Intellectual property rights		10

13.	Term and termination		10
	13.1	Term	10
	13.2	Extension of Term	10
	13.3	Events for termination	11
	13.4	Retention of rights	11
	13.5	Survival of provisions	11

14.	Warranties		11
	14.1	General	11
	14.2	Specific	12
	14.3	Limitations	12

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15.	Indemnification of third party claims		12
16.	Limitation of liability		13
17.	Insurance		13
18.	Subcontractors		13

19.	Confidential information		14
	19.1	Prohibited acts	14
	19.2	Permitted uses	14
	19.3	Excluded information	14
	19.4	Compulsory disclosures	14
	19.5	Protection of information	14
	19.6	Confidentiality of agreement	15
	19.7	Return of Confidential Information	15

20.	Assignment		15
	20.1	Agreement	15
21.	Force majeure		15

22.	Dispute resolution		16
	22.1	Initial process	16
	22.2	Arbitration process	16
	22.3	Injunctions and scope of awards	16
	22.4	Confidentiality	16
	22.5	Stay of termination pending resolution	16

23.	Miscellaneous matters		17
	23.1	Independent contractors	17
	23.2	Further assurance	17
	23.3	Entire understanding	17
	23.4	Variation	17
	23.5	Severability	17
	23.6	Waiver	17
	23.7	Costs and outlays	18
	23.8	Counterparts	18
	23.9	Notices	18
	23.10	Rights of Third Parties	19
	23.11	Governing law	19

	Schedule 1		20
	Schedule 2		21
	Schedule 3		22
	Schedule 4		23

Supply Agreement

Schedules:

Schedule 1: HyACT™ Patents

Schedule 2: The price of HyaCare

Schedule 3: Specifications

Schedule 4: Quality Agreement [to be agreed and attached upon Notice of Supply]

Supply Agreement

Agreement dated

Parties	Alchemia Oncology Pty Ltd ACN 058 390 953 of 3 HiTech Court, Brisbane Technology Park, Eight Mile Plains OLD 4113 (Alchemia)

Novozymes Biopharma DK A/S (CVR No. 29 60 35 37) of Krogshøjvej 36, DK-2880 Bagsværd, Denmark (Novozymes)

Introduction

A.	Novozymes has proprietary technology to recombinantly produce hyaluronic acid (HA) through a bacillus host for pharmaceutical use and is investing in a new production facility to produce cGMP-grade HA according to the Q7 ICH guidelines using the proprietary technology.

B.	Alchemia is the owner or licensee of various intellectual property and patents in relation to a HA based technology known as HyACT™. The technology has been applied to irinotecan to produce a chemotherapy product with enhanced efficacy known as HA-irinotecan. Alchemia and its Licensees are continuing to undertake research and development to produce other products using HyACT™.

C.	It is necessary for Alchemia, and its Licensees in due course, to secure a supply of HA to continue the research, development, manufacture and sale of products.

D.	Novozymes has agreed to become a supplier (either directly or through an Affiliate) of HA to Alchemia, and Alchemia’s Licensees for the Term of this Agreement.

It is agreed

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

(1)	Affiliate means

(a)	with respect to Alchemia, any other person controlling, controlled by or under direct or indirect common control with Alchemia.

(b)	with respect to Novozymes, Novozymes A/S (group parent) and any other person controlled by or under direct or indirect control of Novozymes A/S.

(c)	A person will be deemed to control a corporation (or other entity) if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

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(2)	Agreement means this document, including any schedule or annexure to it.

(3)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made.

(4)	Confidential Information means any Information provided by one party or its Representatives to the other party or its Representatives whether provided orally or in any Material Form, provided that where Information is provided by one party to the other, and that other party is the owner of such Information, then the Information is Confidential Information of the other party, not the party that provides it.

(5)	Commencement Date means the date of execution of this Agreement by the last party signing it.

(6)	Dollars and US$ means United States dollars.

(7)	FDA means the Food and Drugs Administration of the United States of America.

(8)	Forecast means Alchemia’s forecast for its requirement for HyaCare for the HA-irinotecan Product as specified in clause 3.

(9)	GMP means ICH Q7 requirements as amended from time to time.

(10)	Government Agency means any government and any government body whether:

(a)	legislative, judicial or administrative;

(b)	a department, commission, authority, tribunal, agency or entity;

(c)	Commonwealth, state, territorial or local;

but does not include a governmental body in respect of any service or trading functions as distinguished from regulatory or fiscal functions.

(11)	HA means hyaluronic acid.

(12)	Handover Date means the date referred to in clause 2.3(4).

(13)	HyaCare™ means HA produced recombinantly through a bacillus host by use of Novozymes` proprietary technology.

(14)	HyACT™ Patents means the patents referred to in Schedule 1.

(15)	HA-irinotecan Product means the product with enhanced efficacy produced by combining HA with Irinotecan.

(16)	Information means information or know-how pertaining to, or in the possession or control of, a party including, but not limited to information concerning its business, systems, technology and affairs, such as:

(a)	financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

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(b)	research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)	technology, source and object codes for computer software, intellectual property rights and technical and historical information relating thereto;

(d)	customer and supplier information; and

(e)	information relating to the HA-irinotecan Products and HyaCare including the manufacturing processes of same.

(17)	Initial Term means the term referred to in clause 13.1.

(18)	Insolvency Event means in respect of either party (a) passing a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction) or a court making an order to that effect or (b) ceasing to carry on its business or substantially the whole of its business or (c) convening a meeting of or making or proposing to make any arrangement or composition with its creditors or (d) if a liquidator, receiver, administrator, administrative receiver, manager, trustee, or similar officer is appointed over any of the assets of the relevant party.

(19)	Lead Times shall mean the delivery dates agreed in the delivery plan. If the parties are unable to agree on the delivery plan in accordance with clause 3 then the Lead Times shall be six (6) months, from date of receipt of order.

(20)	Licensee means a person licensed by Alchemia to sell the HA-irinotecan Products or otherwise exploit the HyACT™ Patents.

(21)	Material Form in relation to Information includes any form (whether visible or not) of storage from which Information can be reproduced, and any form in which Information is embodied or encoded.

(22)	Notice of Supply means the notice referred to in clause 2.3(1).

(23)	Plant means a new HA production facility capable of supplying HyaCare in accordance with GMP to Alchemia.

(24)	Quality Agreement means the quality agreement, including all schedules, to be agreed between the parties upon the Notice of Supply and attached to this Agreement as Schedule 4.

(25)	Regulatory Authority means the FDA or the equivalent body in the relevant country.

(26)	Representative of a party means the employees, directors, agents, contractors or advisors of that party.

(27)	Required Equivalence Study means a study required to be undertaken in order to obtain regulatory approval to use Novozymes’ HyaCare in lieu of HA from another supplier.

(28)	Royalty Agreement shall mean the royalty agreement entered into on June 18th 2009 between Alchemia and Novozymes.

(29)	Specifications shall mean the required specifications attached as Schedule 3.

(30)	Term means the period during which this Agreement is in force pursuant to clause 13.1 and 13.2.

(31)	Third Party means a person other than Novozymes, Alchemia, an Affiliate or Licensee.

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1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a party includes the party’s executors, administrators, successors and permitted assigns;

(e)	a thing includes the whole and each part of it separately;

(f)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(g)	dollars means United States dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

2.	Supply

2.1	Novozymes as exclusive supplier

Subject to:

(1)	Novozymes being able to supply HyaCare in accordance with the Specifications and the Forecast, and otherwise in accordance with this Agreement; and

(2)	Novozymes maintaining an FDA manufacturers license for HyaCare, if required;

Alchemia agrees to use Novozymes as its exclusive supplier of HA for the HA-irinotecan Product and Novozymes agrees to supply exclusively to Alchemia HyaCare for use in HA-irinotecan Products.

Supply Agreement

2.2	Commencement of exclusivity obligation

The obligation of exclusivity shall commence on the Handover Date, and will continue thereafter during the Term, subject to any Standby Supply Agreement entered into as contemplated in clause 2.7.

2.3	Supply handover process

(1)	As soon as practicable after the Commencement Date (cf. clause 2.5 on Plant completion), Novozymes will advise Alchemia that Novozymes is able to supply Alchemia with HyaCare manufactured at the Plant which is useable in the HA-irinotecan Product (a “Notice of Supply”).

(2)	Following the Notice of Supply, Novozymes and Alchemia will agree in good faith on a Quality Agreement and Novozymes will supply to Alchemia a quantity of HyaCare sufficient for Alchemia to diligently:

(a)	Validate that the HyaCare is in accordance with the Specifications; and

(b)	Subject to clause 9.3, undertake any required studies and obtain required regulatory approvals.

(3)	Following validation and obtaining of required approvals for the HA-irinotecan Product containing HyaCare, Alchemia must:

(a)	Place orders for HyaCare for delivery in not less than 2 nor more than 4 months time, and thereafter continue to place orders in accordance with this Agreement;

(b)	Take steps to terminate, or reduce to a standby state, other supply agreements in relation to the initial source of HA utilised by Alchemia.

(4)	The date on which Novozymes supplies to Alchemia HyaCare in accordance with this Agreement to fulfil the order placed under clause 2.3(3)(a) is known as the Handover Date.

2.4	Novozymes capacity

Novozymes agrees to use commercially reasonable endeavours to build and maintain sufficient manufacturing capacity to reliably supply Alchemia with the following yearly quantities of HyaCare for the HA-irinotecan Product:

•	2011:0 kilogram.

•	2012: 0 kilogram.

•	2013: 150 kilogram.

•	2014: 250 kilogram.

•	2015: 425 kilogram.

•	2016: 600 kilogram.

The above obligation of supply shall commence no later than three (3) months from receipt by Alchemia of a Notice of Supply, which notice is expected to be served by no later than 1 January 2014. The obligation of supply is subject to Alchemia complying with the long term forecasting requirements in clause 3 commencing upon receipt of the Notice of Supply.

Supply Agreement

2.5	Plant completion

Alchemia is entitled to purchase HA from Third Parties for the period up to when the Plant is completed and Novozymes has given notice that it is able to supply Alchemia with HyaCare manufactured at the Plant which is useable in the HA-irinotecan Product. Alchemia agrees to keep Novozymes informed of the name of any Third Party and the quantities and delivery dates of HA supplied by them (i) for the period up to the Notice to Supply and (ii) for any Standby Supply Agreement.

2.6	Re-supply

Alchemia is free to re-supply the HyaCare supplied to it under this Agreement to Licensees or Third Parties for use in the HA-irinotecan Product.

2.7	Standby Supply Agreement

Notwithstanding the exclusivity obligation contained in clause 2.1 Alchemia may maintain a supply agreement with a Third Party solely for the purposes of enabling the supply of HA in circumstances where for any reason after the Handover Date Novozymes is unable to supply HyaCare in accordance with this Agreement, including in particular the Specifications (a “Standby Supply Agreement”).

3.	Long term forecast delivery planning

Within thirty (30) days from Alchemia’s receipt of Novozymes’ Notice of Supply and in October each year thereafter, Alchemia shall provide Novozymes with a rolling three (3) calendar year estimate of its annual need in kilogram of HyaCare (the “Forecast”).

Novozymes shall within thirty (30) days from receipt of the Forecast notify Alchemia whether or not it accepts the Forecast. Once the Forecast has been accepted it will be binding for the parties in the following manner:

Year 1:	Alchemia shall be obliged to purchase one-hundred percent (100%) of the total forecasted quantities for the relevant calendar year.

Novozymes shall be obliged to supply one-hundred percent (100%) of the total forecasted quantities for the relevant calendar year.

Year 2:	The Forecast for year 2 shall be non-binding on the parties.

Year 3:	The Forecast for year 3 shall be non-binding on the parties.

Novozymes shall use commercially reasonable endeavours to supply in excess of the Forecast if needed to meet the requirements of Alchemia.

The parties shall meet in October and May each year to discuss the planning of production weeks and deliveries for the following four calendar quarters. The parties shall use commercially reasonable endeavours to agree on a delivery plan and Novozymes shall use commercially reasonable endeavours to accommodate all reasonable requests of Alchemia as regards delivery dates and quantities in line with the long term Forecasts. The agreed delivery plan shall be binding.

4.	Orders

Alchemia shall issue written orders to Novozymes stating the product, quantity and delivery date for HyaCare. The stated delivery date shall be based on an agreed delivery plan, and in any event the agreed Forecast for the applicable year.

Supply Agreement

The order of Alchemia shall be binding upon Novozymes, provided the delivery dates and the quantities stated therein are in line with the Lead Times and the Forecast.

The terms and conditions of this Agreement shall solely govern any orders placed under this Agreement. No general terms and conditions of either party referred to in purchase orders, order confirmations or elsewhere shall apply, unless expressly agreed in writing.

5.	Delivery

Novozymes shall deliver Delivered Duty Unpaid (Incoterms 2000) the HyaCare purchased by Alchemia hereunder to a place nominated by Alchemia from time to time, provided that Alchemia shall reimburse Novozymes’ reasonable carriage and insurance expenses incurred and notified to Alchemia prior to shipment.

Each shipment shall be clearly marked with the identity and quantity of the product, and the (electronic) order confirmation or invoice number.

Risk of loss with respect to the HyaCare shall pass to Alchemia in accordance with the agreed Incoterms (2000). Title to the HyaCare shall pass to Alchemia only upon full payment of the applicable invoice.

Upon receipt of each shipment, Alchemia shall promptly visually inspect such shipment to determine whether HyaCare is missing, damaged, labels missing, or otherwise does not comply with the applicable purchase order and the Specifications.

In the event of any such failure, Alchemia may reject the non-conforming portion of the shipment by written notice to Novozymes delivered within three (3) days of Alchemia’s receipt of such shipment. Such notice shall specify the manner in which the shipment fails to conform. In the absence of any such notice, Alchemia shall be deemed to have accepted the shipment (except with respect to non-conformance to the warranty which may not be detectable by visual inspection). Any other notices of latent defects in the HyaCare shall be given promptly in writing by Alchemia to Novozymes.

Upon giving Novozymes a notice of non-conformance, Alchemia shall provide Novozymes a reasonable opportunity to inspect the HyaCare and send a sample of the non-conforming HyaCare, if possible. If there is a disagreement between the parties as to whether the HyaCare meet the applicable Specifications or the warranty, samples from the batch which is in dispute will be submitted to an independent testing laboratory acceptable to both parties for testing. The cost of said testing by the independent laboratory shall be borne equally by both parties. The determination of such independent laboratory will be binding on both parties and treated as Confidential Information.

If the HyaCare is found to be defective or not in conformance with the warranty below or the applicable Specifications, Novozymes will promptly replace such HyaCare at no additional cost to Alchemia. This shall be Alchemia’s sole remedy for any HyaCare it rejects under this clause.

Any returns of HyaCare from Alchemia agreed or determined not to comply with Specifications shall be agreed in advance in writing by the parties, and Novozymes shall hold the direct incurred cost of the return if the HyaCare return is ascribable to Novozymes. All returns must be clearly marked as returns on the shipment as well as the IT-systems, if applicable. If not ascribable to Novozymes, Alchemia shall handle the return and disposal of the returned HyaCare itself and at its own cost, and Alchemia shall under no circumstances use or resell HyaCare for return.

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6.	Safety stock

Novozymes shall manufacture and place in its inventory an additional supply of HyaCare equal to at least five percent (5%) of the rolling Forecast requirements of HyaCare for the next twelve (12) months (“Safety Stock”). The Safety Stock shall be adjusted every six (6) months. The required level of Safety Stock shall be achieved within thirty (30) days of each Forecast. No HyaCare in the Safety Stock shall have a remaining shelf life of less than seventy-five percent (75%) of its full shelf life (as that shelf life is lawfully established). Novozymes shall hold the Safety Stock as a reserve for supply interruptions and shortages. Upon termination of this Agreement, Alchemia shall be obligated to purchase the Safety Stock at the time of notice of termination at the then prevailing prices. Alchemia shall have the right to do so, but not the obligation, if the Agreement is terminated due to Novozymes’ default.

7.	Delays

Novozymes shall inform Alchemia promptly of any reasonably expected delays. Such information shall be in writing (incl. e-mail) and state the cause of the expected delay and, if possible, when delivery can be expected. In such cases it is Novozymes’ duty to use commercially reasonable endeavours to minimise the expected delay.

Alchemia shall grant Novozymes an appropriate extension of delivery dates if any delay in delivery is attributable to Alchemia’s failure to deliver any necessary technical documents, materials, information to be supplied by Alchemia under this Agreement or by reason of Alchemia’s instructions or lack of instructions or for any other reason attributable to Alchemia or any Third Parties for which Alchemia is responsible.

If delivery of HyaCare according to a specific order position has not been completed as per the delivery date, then Novozymes shall, unless otherwise agreed, use commercially reasonable endeavours to manufacture and deliver the delayed HyaCare as soon as practically possible.

If Novozymes fails to deliver the ordered quantity of the HyaCare on the delivery date as a result of a failure to meet the agreed quality release criteria and a proper release is not viable within sixty (60) days after the delivery date, the parties shall in good faith discuss whether or not Novozymes shall and/or can arrange for a new production run of the HyaCare within a mutually acceptable time frame and if so decided, on which terms and conditions.

If Novozymes for whatever reason is unable to meet its delivery obligations within a ninety (90) day period after the delivery date, Alchemia shall upon written notification (including e-mail) have the right to cancel the order position concerned or the delayed part thereof with immediate effect.

Notwithstanding anything to the contrary, the remedies of this clause 7 in relation to delay in delivery caused by Novozymes shall be Alchemia’s sole remedy in the event of delay.

8.	Use

Alchemia shall use the HyaCare only in compliance with regulatory approvals and, in the absence of regulatory approvals, only in connection with research and the development of the HA-irinotecan Product.

Alchemia shall notify Novozymes about (i) any planned clinical trials of the HA-irinotecan Product being undertaken by Alchemia and (ii) the geographical regions where the HA-irinotecan Product will be sold.

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9.	Regulatory issues

9.1	Assistance with approvals

Alchemia shall be responsible for all regulatory approvals and other submissions regarding the HA-irinotecan Product. Novozymes shall use commercially reasonable endeavours to supply information, documentation and support to Alchemia required to obtain regulatory approvals for the HA-irinotecan Product produced in respect of the complying HyaCare supplied by Novozymes. Alchemia shall reimburse Novozymes for Novozymes’ reasonable costs incurred in providing the assistance set forth in this clause 9.1.

9.2	Regulatory responsibilities

Alchemia shall be responsible for the compliance of the HA-irinotecan Product, with all regulatory requirements. Novozymes shall be responsible for maintaining compliance with the GMP and all applicable regulatory requirements in the manufacture of the HyaCare.

9.3	Payment of bridging study costs

Recognising that it is unlikely that Novozymes will be able to supply HyaCare produced by the Plant in time for first launch of the HA-irinotecan Product, or for the pre-cursor regulatory studies, in the event that following HyaCare from the Plant becoming available, Novozymes becomes the supplier of HyaCare for the HA-irinotecan Product, then at the election of Novozymes:

(1)	Novozymes will undertake and bear all costs and responsibility for undertaking a Required Equivalence Study or other study of the HyaCare required by the US Federal Drug Administration in respect of the use of HyaCare supplied by Novozymes in the HA-irinotecan Product; or

(2)	Alchemia will undertake and bear all costs and responsibility for undertaking a Required Equivalence Study or other study of the HyaCare required by the US Federal Drug Administration in respect of the use of HyaCare supplied by Novozymes in the HA-irinotecan Product, in which case 50% of the costs of doing so may be set-off against the royalty due to Novozymes under the Royalty Agreement.

10.	Price

10.1	Most favoured price

Novozymes agrees that the price at which it supplies HyaCare to Alchemia is to be the best price it offers to any of its customers for HyaCare of a reasonably similar quality and volume for use as a novel excipient in the formulation of an active therapeutic ingredient for intravenous administration.

10.2	Price of HyaCare

Alchemia shall pay to Novozymes a price for the HyaCare as set forth in Schedule 2 (the “Price). Such Price is Ex Works (INCOTERMS 2000) and is quoted excluding applicable taxes (including without limitation value added tax, import/export duties, as well as any other similar taxes attached to the sale of the HyaCare), which taxes shall be borne by Alchemia.

Save as provided herein, beginning with the contract year starting 1 January 2009, the Price will be revised to reflect Price Index Changes (“PIC”) on an annual basis as described below, but capped at a cumulative maximum of 5% per annum. Novozymes may increase the Price not more than twice in any twelve (12) month period to account for actual increases in delivery costs.

Supply Agreement

“PIC” means the percentage increase or decrease, if any, in the Industrial Producer Price Index for the European Union published by Eurostat for the month of October of the year prior to the relevant year over such index for the month of October of the year prior to that year. If such index is no longer published by Eurostat or any successor agency, the purchase price will be adjusted based on the percentage increase in a comparative index.

The Price (subject to permitted increases) shall be valid for the Initial Term. In the last year of any Term Alchemia may solicit for competing price offers for HA. Novozymes shall have the right but not the obligation to match any such competing price offer within thirty (30) days of receipt of such competing price offer. In case Novozymes match such competing price offer, or if the parties otherwise agrees on a new price, then such new price shall apply for the new Term and shall be subject to the above provisions regarding revision thereof. If such revised price is not acceptable and agreement can not otherwise be reached then the Agreement will terminate at the end of the then current Term and Novozymes will not be subject to the exclusivity obligation for the balance of the then current Term.

11.	Payments

Unless otherwise agreed in writing between the parties, prices hereunder are quoted in Euro and Novozymes shall invoice Alchemia for the HyaCare, plus any applicable taxes, upon shipment from Novozymes’ facility. Terms of payment shall be thirty (30) days from the date of invoice. All invoices not paid at maturity shall be subject to a late payment service charge of two percent (2%) per month and Novozymes shall have the option to cease all supplies until full payment, including interest, have been received.

All payment shall be made to Novozymes’ bank account as stipulated on the relevant invoices issued by Novozymes, or as otherwise agreed between the parties in writing.

12.	Intellectual property rights

The ownership to any intellectual property rights such as confidential know-how, patent rights, trade marks and any rights or property similar to any of the foregoing, shall remain unaffected by this Agreement. For the avoidance of doubt, the Drug Master File for HyaCare will remain the property of Novozymes and may only be used by Alchemia for the purpose of and only to the extent necessary to obtain regulatory approvals for the HA-irinotecan Product.

13.	Term and termination

13.1	Term

This Agreement shall become effective as of the Commencement Date and shall remain in full force and effect for the later of (i) seven (7) years from the Commencement Date or (ii) five (5) years from the Handover Date (the “Initial Term”).

13.2	Extension of Term

At the end of the Initial Term and any further Term, this Agreement will automatically extend for a further period of five (5) years, unless either:

(1)	Two (2) years prior to the end of the Term Novozymes has given notice not to extend the Agreement;

(2)	one (1) year prior to the end of the Term Alchemia has given notice not to extend the Agreement.

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13.3	Events for termination

A party may terminate this Agreement at any time by written notice to the other party (the Defaulting Party) if any of the following apply:

(1)	the Defaulting Party fails to carry out any provision of this Agreement, the failure is curable and the Defaulting Party does not cure that failure within thirty (30) days (or if not curable within such time, has not initiated steps to cure the breach or default) after written notice to the Defaulting Party requiring it to be remedied;

(2)	the Defaulting Party fails to carry out any material provision of this Agreement and the failure is not capable of remedy;

(3)	the Defaulting Party is subject to an Insolvency Event;

(4)	a warranty given by the Defaulting Party in this Agreement is materially incorrect; and

(5)	it becomes unlawful for the Defaulting Party to perform its obligations under this Agreement.

13.4	Retention of rights

On termination of this Agreement under clause 13.3:

(i)	Each party retains its rights against the other party in respect of any past breach, in addition to any other rights, powers or remedies provided by law;

(ii)	All orders or portions thereof placed by Alchemia that have not been shipped at the date of termination shall be cancellable by Novozymes, however, Alchemia shall be required to purchase all non-cancelled orders placed before the date of termination; and

(iii)	All indebtedness of Alchemia to Novozymes shall become immediately due and payable.

13.5	Survival of provisions

Clauses 12, 13.4, 14, 15, 16, 19, 22 and 23 survive the termination and expiry of this Agreement for any reason.

14.	Warranties

14.1	General

Each party warrants and covenants that:

(1)	it is empowered to enter into this Agreement and to do all things that will be required by this Agreement;

(2)	all things have been done or will be done as may be necessary to render this Agreement legally enforceable in accordance with its terms and fully valid and binding on it; and

(3)	all authorisations by any Government Agency (whether in Australia or not) that are required or will be required in connection with the execution and delivery of, the performance of obligations under or the validity or enforceability of, this Agreement have been obtained or effected and are or will be fully operative and in full force and effect;

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(4)	there is no litigation, arbitration or administrative proceeding taking place, pending or, to its knowledge, threatened against it as at the date of this Agreement which could have a material adverse effect on its ability to perform its obligations under this Agreement;

(5)	it will as soon as practicable notify the other party of the occurrence of, or pending or threatened occurrence of, any event that:

(a)	may cause or constitute a material breach of any of the acknowledgments, representations, warranties or covenants contained in this Agreement; or

(b)	could have a material adverse effect on its ability to perform its obligations under this Agreement;

(6)	it has before the date of this Agreement and after diligent enquiry and investigation, fully disclosed to the other party all information concerning it that could reasonably be regarded as affecting in any way the decision of the other party to enter into this Agreement;

(7)	no statement or representation made by it or on its behalf to the other party in negotiations prior to this Agreement is misleading or deceptive in any material respect; and

(8)	all acts to be performed and all obligations to be discharged under this Agreement will be performed or discharged with all due care and expertise.

14.2	Specific

Novozymes warrants that the HyaCare delivered will (i) be manufactured in accordance with GMP and other applicable rules and regulations covering Novozymes’ production; (ii) not, to the best of Novozymes’ knowledge infringe any Third Party intellectual property rights; and (iii) at the time of delivery will conform to the applicable Specifications agreed by the parties, and if properly stored in accordance with Specifications, will continue to so conform for a period of twenty-four (24) months from delivery.

14.3	Limitations

THE FOREGOING WARRANTY IS THE EXCLUSIVE WARRANTY MADE BY NOVOZYMES EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ANY WARRANTY ARISING BY LAW, OUT OF ANY COURSE OF DEALING OR PERFORMANCE, CUSTOM OR INDUSTRY STANDARD.

15.	Indemnification of third party claims

Each party shall defend, indemnify and hold the other party harmless from and against any and all liabilities, losses, damages, settlements, claims, actions, lawsuits, penalties, fines, costs or expenses, including reasonable attorney’s fees (hereinafter collectively referred to as “Claim” or “Claims”) arising out of any claim or action brought by a Third Party arising out of or resulting from the negligence, recklessness or intentional acts or omissions of the indemnifying party with respect to this Agreement.

Alchemia shall defend, indemnify and hold Novozymes harmless from and against any and all Claims arising out of any claim or action brought by a Third Party arising out of

•	any injuries to persons or damage to property due to any use of the HA-irinotecan Products; and

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•

any infringement of any Third Party’s rights to patents, trademarks, design protection or other intellectual property rights related to the HA-irinotecan Products or any written instructions which Novozymes receives pursuant to this Agreement.

Novozymes shall defend, indemnify and hold Alchemia harmless from and against any and all Claims arising out of any claim or action brought by a Third Party arising out of

•	any injuries to persons or damage to property due to Novozymes’ breach of any of the warranties listed in clause 14.2 (1) above.

•

any infringement of any Third Party’s rights to patents, trademarks, design protection or other intellectual property rights related to the HyaCare or any written instructions which Alchemia receives pursuant to this Agreement.

In the event that either party seeks indemnification under this clause, such party shall inform the other party of the claim as soon as reasonably practicable after it receives notice of the claim and, in any event, not later than twenty (20) days after it receives such notice, and shall (a) permit the indemnifying party to assume direction and control of the defence of the claim (including the right to settle such claim at its discretion; provided, that no such settlement may be entered into without the indemnified party’s consent if such settlement may adversely impact such party’s rights hereunder), and (b) cooperate as requested (at the expense of the indemnifying party) in the defence of such claim.

16.	Limitation of liability

Save as provided herein neither party shall in any event be liable to the other party for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other party of an indirect or consequential nature, including any indirect economic loss or other indirect loss of turn over, profits, business, or goodwill; provided, that (a) this limitation shall not limit the indemnification obligation of such party under the provisions of clause 15 for such damages claimed by a Third Party (b) the above exclusion of liability set forth in this clause 16 shall not apply in the event of fraud, wilful misconduct or gross negligence and (c ) nothing herein shall limit the liability of either party to third parties for death or personal injury arising from negligence. Furthermore, under no circumstances shall the liability of Novozymes to Alchemia exceed the sums received by Novozymes from Alchemia pursuant to this Agreement.

17.	Insurance

Both parties shall maintain, while this Agreement is in effect, including any surviving obligations, a general liability insurance coverage customary for their relevant business. Each party shall provide written proof of the existence of such insurance to the other party upon request.

18.	Subcontractors

Novozymes will not sub-contract any of its obligations under this Agreement without the consent in writing of Alchemia. Novozymes shall remain fully responsible towards Alchemia for the fulfilment of the provisions of this Agreement by such Third Parties as well as for the activities of such Third Parties.

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19.	Confidential information

19.1	Prohibited acts

Neither party may, without the other party’s prior written consent, copy or disclose or cause to be copied or disclosed any Confidential Information of the other party other than to the extent that such Confidential Information must be disclosed:

(1)	to the party’s Representatives in order for this Agreement to be performed, provided that the recipients of the information undertake in writing to the party to keep that information strictly confidential; or

(2)	to Regulatory Authorities.

19.2	Permitted uses

Each party may only make use of Confidential Information of the other party to the extent necessary to enable the party to perform its obligations or exercise its rights under this Agreement.

19.3	Excluded information

For the purposes of this clause, Confidential Information does not include any information which the receiving party can establish:

(1)	was in the public domain when it was disclosed to the receiving party;

(2)	becomes, after being disclosed to the receiving party, part of the public domain, except through disclosure contrary to this Agreement;

(3)	was already in the receiving party’s possession when it was disclosed to the receiving party and was not otherwise acquired from the other party directly or indirectly; or

(4)	was lawfully disclosed to the receiving party by a Third Party having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

Prior to making a disclosure of information which the receiving party alleges is no longer or never was Confidential Information by virtue of falling within one of the above exceptions, the receiving party must give to the other party ten (10) Business Days notice of the proposed disclosure and the reasons for the exception applying.

19.4	Compulsory disclosures

The obligations of confidentiality in this clause do not apply to a receiving party where the receiving party is required by law or under the lawful compulsion of any court, tribunal, authority or regulatory body to disclose any Confidential Information of the other party. Provided that before a party discloses any Confidential Information pursuant to the foregoing it must provide the other party with reasonable notice to enable it to seek a protective court order or other remedy in respect of the Confidential Information, and it must provide the other party with all assistance and co-operation which the other party considers necessary to obtain such protective court order or other remedy.

19.5	Protection of information

Each party must notify the other party in writing immediately upon the discovery of any apparent unauthorised use or disclosure of any Confidential Information and take all reasonable steps to enforce the confidentiality

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obligations imposed or required to be imposed by this clause 19 including diligently prosecuting at its cost any breach or threatened breach of any such confidentiality obligations by any person to whom it has disclosed or allowed to access to the Confidential Information or at the other party’s option making all reasonable efforts to assist the other party to help regain possession of the Confidential Information and prevent any further unauthorised disclosure or use.

19.6	Confidentiality of agreement

The parties must maintain absolute confidentiality concerning the existence and subject matter of this Agreement and no public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this Agreement may be made or authorised by a party without the prior written approval of the other party except that a party may make a disclosure in relation to this Agreement:

(1)	to its professional advisers, bankers, financial advisers, financiers, investors and potential investors upon those persons undertaking to keep confidential any information so disclosed;

(2)	to actual or prospective Licensees upon those persons undertaking to keep confidential any information so disclosed;

(3)	to comply with any requirement of a Regulatory Authority; or

(4)	to comply with any applicable law or requirement of any other regulatory body or any stock exchange on which the party’s stocks are listed.

19.7	Return of Confidential Information

Each party agrees that on termination or expiration of this Agreement it will deliver to that other party any and all materials containing or embodying that other party’s Confidential Information and any copies thereof, except where such materials contain certain Confidential Information of Third Parties or of the party, in which case they shall be archived in secured files. Notwithstanding the foregoing, the party may retain one copy of the Information in its confidential files for archiving purposes only.

20.	Assignment

20.1	Agreement

A party must not assign or otherwise deal with this Agreement without the prior written consent of the other party, which consent must not be unreasonably withheld, provided that if Alchemia sell, assign, license or transfer the HyACT™ Patents to a Third Party, then Alchemia shall also novate this Agreement to such Third Party. Subject to the above consent of Novozymes (not to be unreasonably withheld), Novozymes agrees to participate in such novation, in such form as reasonably required by Alchemia. Notwithstanding the foregoing, Novozymes may assign this Agreement to other companies within the Novozymes NS group of companies without the consent of Alchemia.

21.	Force majeure

A party shall not be liable for loss or damage caused by a party’s or a party’s subcontractor’s performance of his obligations being prevented by circumstances beyond the control of the party or the party’s subcontractor, such as industrial disputes, fire, water, wind or other natural disaster, war, insurrection, civil commotion, mobilisation, currency restrictions, power outage, requisition, seizure or intervention by authorities.

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The party wishing to invoke force majeure shall notify the other party in writing without undue delay on the intervention and cessation of such circumstance.

The party invoking force majeure shall make every reasonable effort to remedy the cause of non-performance, and shall perform its obligations as soon as possible after the cessation of the circumstance hindering that party’s performance, the other party also being released from its contractual obligations until the time of such performance.

22.	Dispute resolution

22.1	Initial process

The parties will negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

22.2	Arbitration process

The arbitration will be conducted by a panel of three persons experienced in the pharmaceutical manufacturing and distribution business. Within 30 days after initiation of arbitration, each party will select one person to act as arbitrator and the two party-selected arbitrators will select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by the ICC. The place of arbitration will be London, UK and all proceedings and communications will be in English.

22.3	Injunctions and scope of awards

Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. Each party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

22.4	Confidentiality

Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

22.5	Stay of termination pending resolution

The parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute will be refunded if an arbitrator or court determines that such payments are not due.

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23.	Miscellaneous matters

23.1	Independent contractors

The relationship between Novozymes and Alchemia is solely that of buyer and seller and nothing in this Agreement shall constitute either party as the agent, employee, or legal Representative of the other party, or establish any fiduciary relationship of any kind, for any purpose whatsoever. Neither party shall have authority to bind or commit the other party in any manner or for any purpose, but shall act and conduct itself in all respects as an independent contractor. This Agreement and the activities of the parties hereunder shall not constitute a joint venture, partnership, or joint enterprise of any kind, nor shall it be construed as such, and both parties agree to make no representations that such is the case.

23.2	Further assurance

Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.

23.3	Entire understanding

This Agreement:

(1)	is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.

23.4	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

23.5	Severability

If any provision of this Agreement shall be or becomes fully or partly invalid or unenforceable for any reason whatsoever or should violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deemed deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision was not included herein. The relevant provision shall be substituted for a suitable provision which, as far as legally possible, comes nearest to what the parties desired or would have desired according to the sense and purpose of this Agreement, had they considered the point when concluding this Agreement.

23.6	Waiver

(1)	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

(2)	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

(3)	A waiver is not effective unless it is in writing.

(4)	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

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23.7	Costs and outlays

Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement,

23.8	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate or the same counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

23.9	Notices

(1)	A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing.

(2)	In addition to any other method of service provided by law, the Notice may be:

(a)	sent by prepaid post to the address of the addressee set out in this Agreement or subsequently notified;

(b)	sent by facsimile to the facsimile number of the addressee; or

(c)	delivered at the address of the addressee set out in this Agreement or subsequently notified.

(3)	If the Notice is sent or delivered in a manner provided by clause 23.9(2), it must be treated as given to and received by the party to which it is addressed:

(a)	if sent by post, on the 2nd Business Day (at the address to which it is posted) after posting;

(b)	if sent by facsimile before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

(c)	if otherwise delivered before 5pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

(4)	Despite clause (3)(b):

(a)	a facsimile is not treated as given or received unless at the end of the transmission the sender’s facsimile machine issues a report confirming the transmission of the number of pages in the Notice;

(b)	a facsimile is not treated as given or received if it is not received in full and in legible form and the addressee notifies the sender of that fact within 3 hours after the transmission ends or by 12 noon on the Business Day on which it would otherwise be treated as given and received, whichever is later.

(5)	A Notice sent or delivered in a manner provided by clause (2) must be treated as validly given to and received by the party to which it is addressed even if:

(a)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

(b)	the Notice is returned unclaimed,

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(6)	Any Notice by a party may be given and may be signed by its solicitor.

23.10	Rights of Third Parties

Nothing in this Agreement is intended for the benefit of any Third Party, and the parties do not intend that any Term of this Agreement should be enforceable by a Third Party either under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

23.11	Governing law

The law of England governs this Agreement.

Executed as an agreement.

Executed by Alchemia Oncology Pty
Ltd ACN 058 390 953 as an agreement:

/s/ Peter M. Smith	/s/ David K. Green

Peter M. Smith	David K. Green
Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Executed by Novozymes Biopharma DK A/S:

/s/ Thomas Videbaek
Director	Thomas Videbæk
Executive Vice President
Novozymes A/S
Name of director
(BLOCK LETTERS)

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Schedule 1

HyACT™ Patents

Family 1:	PCT CA90/00306 “Falk 1”
Active Patents US 6,069,135

Family 2:	PCT CA94/00207
Active Patents US 5,847,002 granted

Family 3:	PCT AU00/00004 “enhanced efficacy”
Active AU 773984 granted
NZ 512676 and NZ 522466 granted
EP 00902481.1 granted
TW 89100433 granted
CN 1336828 granted
CA 2370003 granted
US 09/889203 pending
JP 200593339 pending

Family 4:	PCT AU01/00849 ‘Pre-sensitizing”
Active AU 760404 granted
NZ 517359 granted
CN 1388760 pending
CA 2382560 pending
JP 2004582709 pending
UK 2368525 granted
US 11/191407 and US 11/198663 and US 11/415612 pending

Family 5:	PCT AU02/01160 “Improved Therapeutics”
Active AU 2002325635 granted
NZ 531451 granted
CN 1578677
CA 2458856
JP 2003522577 pending
MX 2004/001828 pending
US 10/479934 pending

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Schedule 2

Price of HyaCare:

Annual volume requirement (kg.)	Price ([***]/kg.)
0-150	[***]
151-300	[***]
301-500	[***]
Above 500	[***]

(Price example for 350 kg: (150 × [***]) + (150 × [***]) + (50*[***]))

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[***]	DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

Schedule 3

Specifications

[***]

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[***]	DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

Schedule 4

[QUALITY AGREEMENT TO BE AGREED AND ATTACHED UPON NOTICE OF SUPPLY]

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